FOR IMMEDIATE RELEASE Media Contact: Diane Pelkey 410.246.5927 dpelkey@underarmour.com Investor Contact: Tom Shaw 410.843.7676 tshaw@underarmour.com

UNDER ARMOUR ANNOUNCES RESIGNATION OF SENIOR VICE PRESIDENT
GENE MCCARTHY

Baltimore, MD (January 24, 2013) - Under Armour, Inc. (NYSE:UA) today announced that Gene McCarthy is resigning as Senior Vice President, Footwear, effective February 22, 2013. Kip Fulks, Chief Operating Officer, will assume responsibility of Footwear and continue to oversee the company's Operations division.

“I want to take this opportunity to acknowledge Gene's accomplishments, and I want to thank him for his many contributions to Under Armour,” said Fulks. “Over the past several years, Gene has built a strong footwear team that continues to deliver game-changing product such as the Charge RC and Highlight Cleat. I am excited to help elevate our innovation in the footwear space and further develop the team and the organization as we continue to drive growth of Under Armour footwear around the world.”

"I am proud of what we have accomplished in building a strong foundation and establishing a solid position in the very competitive athletic footwear industry,” said McCarthy. “Since my arrival at Under Armour in 2009, we have developed a world-class team with a distinct and unique point of view.  As I hand over the reins and explore this next phase of my life, I remain grateful to Kevin and all my teammates for making this a truly great run!"
About Under Armour, Inc.
Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The Company's products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam's Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company's website at www.underarmour.com.